Glen Rose Petroleum Corporation
One Energy Square, Suite 200
4925 Greenville Ave.
Dallas, TX 75206

Chip Langston, President & CFO
(214) 800-2663

GLEN ROSE PETROLEUM CORPORATION ANNOUNCES RECEIPT OF NEW ENGINEERING REPORT FOR WARDLAW FIELD

Total Proved Reserves Reach 701,000 Barrels, Valued at $9.4 Million

DALLAS, TX, June 24, 2008– Glen Rose Petroleum Corporation (NASDAQ: GLRP), a public company involved in the development of medium gravity crude oil assets announced that it has received a new engineering report for its Wardlaw Field from TEC Engineering that shows total proved reserves of 701,000 barrels of oil, valued at a 10% discounted rate and risk adjusted to $9.4 million. The Company currently has four developed and producing wells with reserves of 27,000 barrels valued at $691,000.

Summary – Estimated
Net Reserves and Income Data
Glen Rose Petroleum Corporation / Wardlaw Field
Proved

Reserves	Developed Producing	Developed Non-Producing	Undeveloped Non-Producing	Total Proved

Oil (1,000 BO)	27	457	217	701

Discounted (10%DCF)	$691	$7,035	$1,719	$9,445
& Risk Adjusted ($1,000)

-more-

Chip Langston, GLRP’s President, stated, “This report demonstrates that our field activities since the previous engineering report have had a positive effect on our company’s outlook. Since then, we have made great strides in bringing this property along as shown by the $9.4 million of proven reserves in this latest engineering report.”

He added, “Progress in the development of the Wardlaw Field continues. The work over rig is on the property and currently re-working our next round of producing wells. The permitting process for new 12 drilling locations is underway. Given current prices for West Texas Intermediate, we expect to realize well over $100 a barrel from the oil on the property, which sells at a discount from WTI because it is of medium gravity. Our new drilling plan is on schedule. We anticipate bringing an additional 40 to 50 wells into production as quickly as our swabbing permits are granted and we work over several other prospective well locations. Longer term, the full development of the property could see several hundreds of wells drilled, if the gas flood enhanced oil recovery system, currently under trial, proves to be successful.”

GLRP retains title, by past drilling, to all 10,500 acres of mineral rights to its leases, in all zones, on the Wardlaw lands. “We are focused on the immediate impact of the shallow Glen Rose oil production; however, potential for Natural Gas production exists below the Glen Rose formation.” The company will continue to explore this resource with the prospect of drilling to deeper horizons in the future. Currently, one deeper well (100% working interest owned by GLRP) exists on our lands and we feel confident that it can be re-completed for natural gas production sufficient to supply, as a minimum, fuel gas for our existing field equipment needs.

About Glen Rose Petroleum Corporation
Glen Rose Petroleum Corporation, formerly United Heritage Corporation, founded in 1981 and based in Dallas, TX, is focused on the development of on-shore oil and gas assets. The company has project covering 10,500 acres in the Wardlaw Field, Edwards County, TX. The field is currently producing oil which is categorized as “medium crude”, at 16-20 API gravity. Management believes its acreage has substantial reserves, and is applying new technology to economically extract the reserves.

Private Securities Litigation Reform Act Safe Harbor Statement: All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as codified in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including any projections of earnings, revenue, cash or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing. Glen Rose Petroleum Corporation assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

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